Exhibit 99.4

NEWMONT MINING CORPORATION

Condensed Consolidated Financial Statements

For the Quarterly Period Ended March 31, 2007

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions except per share)

	Three Months Ended March 31,
	2007	2006
Revenues
Sales - gold, net	$1,043	$995
Sales - copper, net	213	137

	1,256	1,132

Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	676	494
Copper	128	65
Depreciation, depletion and amortization	188	135
Exploration	40	33
Advanced projects, research and development	16	15
General and administrative	37	37
Other expense, net	21	14

	1,106	793

Other income (expense)
Other income, net (Note 3)	10	6
Interest expense, net	(24)	(20)

	(14)	(14)

Income from continuing operations before income tax expense and minority interest	136	325
Income tax expense (Note 6)	(44)	(32)
Minority interest in income of consolidated subsidiaries	(56)	(99)

Income from continuing operations	36	194
Income from discontinued operations (Note 7)	32	15

Net income	$68	$209

Income per common share (Note 9)
Basic:
Income from continuing operations	$0.08	$0.44
Income from discontinued operations	0.07	0.03

Net income	$0.15	$0.47

Diluted:
Income from continuing operations	$0.08	$0.43
Income from discontinued operations	0.07	0.03

Net income	$0.15	$0.46

Basic weighted-average common shares outstanding	451	448

Diluted weighted-average common shares outstanding	452	451

Cash dividends declared per common share	$0.10	$0.10

The accompanying notes are an integral part of the condensed consolidated financial statements.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in millions)

	At March 31, 2007	At December 31, 2006
ASSETS
Cash and cash equivalents	$786	$1,166
Marketable securities and other short-term investments (Note 12)	130	109
Trade receivables	275	142
Accounts receivable	132	206
Inventories (Note 13)	381	382
Stockpiles and ore on leach pads (Note 14)	353	378
Deferred income tax assets	149	156
Other current assets	79	93

Current assets	2,285	2,632
Property, plant and mine development, net	6,787	6,594
Investments (Note 12)	1,230	1,319
Long-term stockpiles and ore on leach pads (Note 14)	805	812
Deferred income tax assets	569	796
Other long-term assets	185	178
Goodwill	1,321	1,343
Assets of operations held for sale (Note 7)	1,993	1,927

Total assets	$15,175	$15,601

LIABILITIES
Current portion of long-term debt (Note 15)	$164	$159
Accounts payable	291	340
Employee-related benefits	161	182
Derivative instruments (Note 8)	41	174
Income and mining taxes	260	351
Other current liabilities (Note 16)	471	515

Current liabilities	1,388	1,721
Long-term debt (Note 15)	1,726	1,752
Reclamation and remediation liabilities (Note 17)	528	528
Deferred income tax liabilities	555	626
Employee-related benefits	310	309
Other long-term liabilities (Note 16)	226	135
Liabilities of operations held for sale (Note 7)	92	95

Total liabilities	4,825	5,166

Commitments and contingencies (Note 21)
Minority interest in subsidiaries	1,163	1,098

STOCKHOLDERS’ EQUITY
Common stock	680	677
Additional paid-in capital	6,726	6,703
Accumulated other comprehensive income	582	673
Retained earnings	1,199	1,284

Total stockholders’ equity	9,187	9,337

Total liabilities and stockholders’ equity	$15,175	$15,601

The accompanying notes are an integral part of the condensed consolidated financial statements.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Three Months Ended March 31,
	2007	2006
Operating activities:
Net income	$68	$209
Adjustments to reconcile net income to net cash from continuing operations:
Depreciation, depletion and amortization	188	135
Income from discontinued operations	(32)	(15)
Accretion of accumulated reclamation obligations	10	7
Deferred income taxes	56	(72)
Minority interest expense	56	99
Gain on asset sales, net	(2)	(1)
Hedge gain, net	(3)	(9)
Other operating adjustments and write-downs	26	37
Net change in operating assets and liabilities (Note 18)	(338)	(178)

Net cash provided from continuing operations	29	212
Net cash provided from discontinued operations	29	23

Net cash from operations	58	235

Investing activities:
Additions to property, plant and mine development	(362)	(366)
Investments in marketable debt securities	(124)	(671)
Proceeds from sale of marketable debt securities	124	968
Acquisitions (Note 11)	—	(187)
Other	1	2

Net cash used in investing activities of continuing operations	(361)	(254)
Net cash used in investing activities of discontinued operations	(29)	(3)

Net cash used in investing activities	(390)	(257)

Financing activities:
Repayment of debt	(21)	(20)
Dividends paid to common stockholders	(45)	(45)
Dividends paid to minority interests	(1)	(45)
Proceeds from stock issuance	9	38
Change in restricted cash and other	8	(8)

Net cash used in financing activities	(50)	(80)

Effect of exchange rate changes on cash	2	(1)

Net change in cash and cash equivalents	(380)	(103)
Cash and cash equivalents at beginning of period	1,166	1,082

Cash and cash equivalents at end of period	$786	$979

The accompanying notes are an integral part of the condensed consolidated financial statements.

(1)	BASIS OF PRESENTATION

The interim Condensed Consolidated Financial Statements of Newmont Mining Corporation and its subsidiaries (collectively, “Newmont” or the “Company”) are unaudited. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these interim statements have been included. The results reported in these interim Condensed Consolidated Financial Statements are not necessarily indicative of the results that may be reported for the entire year. These interim Condensed Consolidated Financial Statements should be read in conjunction with Newmont’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed February 26, 2007 and Exhibit 99.1 of the 8-K, filed on October 12, 2007.

References to “A$” refer to Australian currency, “CDN$” to Canadian currency, “IDR” to Indonesian currency and “$” to United States currency.

Certain amounts for the three months ended March 31, 2007 and 2006 and as of December 31, 2006 have been reclassified to conform to the second quarter 2007 presentation. The Company has reclassified the balance sheet, income statement and cash flow statement amounts for the Merchant Banking segment and the Zarafshan-Newmont Joint Venture operation from the historical presentation to discontinued operations in the Condensed Consolidated Balance Sheet, Condensed Consolidated Statements of Income and Cash Flows for all periods presented.

(2)	ACCOUNTING DEVELOPMENTS

Recently Adopted Pronouncements

Income Taxes

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a $72 increase in its net liability for unrecognized income tax benefits. The beginning balance of net deferred tax assets was reduced by $37 (primarily, as a result of utilization of foreign tax credits and net operating losses as part of the FIN 48 measurement process, offset, in part, by the impact of the interaction of the Alternative Minimum Tax rules), goodwill increased by $5, minority interest increased by $4, and retained earnings decreased by $108. In addition, the Company reclassified $16 of income tax liabilities from current to non-current liabilities because payment of cash is not anticipated within one year of the balance sheet date. At January 1, 2007, the Company had $267 of total gross unrecognized tax benefits. Of this, $202 represents the amount of net unrecognized tax benefits that, if recognized, would affect the Company’s effective income tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income tax expense. The Company had $13 accrued for interest at January 1, 2007. This amount has been considered in the statement of financial position as part of the cumulative effect adjustment to retained earnings.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various states and in foreign jurisdictions. With limited exception, the Company is no longer subject to U.S. federal, state and local income or non-U.S. income tax audits by taxing authorities for years through 1999.

Recently Issued Pronouncements

Fair Value Option for Financial Assets and Liabilities

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s year ending December 31, 2008. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations and disclosures.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year ending December 31, 2008.

The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations and disclosures.

(3)	OTHER INCOME, NET

	Three Months Ended March 31,
	2007	2006
Interest income	$13	$19
Income from development projects, net	—	4
Loss on ineffective portion of derivative instruments, net (Note 8)	(2)	(24)
Foreign currency exchange (losses) gains, net	(5)	3
Other	4	4

	$10	$6

(4)	EMPLOYEE PENSION AND OTHER BENEFIT PLANS

	Three Months Ended March 31,
	2007	2006
Pension benefit costs, net
Service cost	$5	$4
Interest cost	6	5
Expected return on plan assets	(5)	(4)
Amortization of loss	2	2

	$8	$7

	Three Months Ended March 31,
	2007	2006
Other benefit costs, net
Service cost	$1	$2
Interest cost	1	1

	$2	$3

(5)	STOCK BASED COMPENSATION

The Company recognized stock options and other stock based compensation as follows:

	Three Months Ended March 31,
	2007	2006
Stock options	$4	$6
Restricted stock	2	—
Restricted stock units	1	—
Deferred stock awards	2	2

	$9	$8

No stock option awards were granted during the three months ended March 31, 2007 and 2006. At March 31, 2007, there was $20 of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.8 years.

For the three months ended March 31, 2007 and 2006, 141,828 and 102,491 shares of restricted stock, respectively, were granted and issued, at the weighted-average fair market value of $45 and $58, respectively.

For the three months ended March 31, 2007 and 2006, 20,212 and 19,181 shares of restricted stock units, respectively, were granted, at the weighted-average fair market value of $45 and $58, respectively, per underlying share of the Company’s common stock.

No deferred stock awards were granted during the three months ended March 31, 2007 and 2006.

(6)	INCOME TAXES

The Company operates in numerous countries around the world and accordingly is subject to, and pays, annual income taxes under the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved. The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” on January 1, 2007. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. The interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. As a result of this adoption, the Company recognized a $72 increase in its net liability for unrecognized income tax benefits. As of the adoption date, the beginning balance of net deferred tax assets was reduced by $37 (primarily, as a result of utilization of foreign tax credits and net operating losses as part of the FIN 48 measurement process, offset, in part, by the impact of the interaction of the Alternative Minimum Tax rules), goodwill increased by $5, minority interest increased by $4, and retained earnings decreased by $108. Also as of the adoption date, the Company reclassified $16 of income tax liabilities from current to non-current liabilities because payment of cash is not anticipated within one year of the balance sheet date. At January 1, 2007, the Company had $267 of total gross unrecognized tax benefits. Of this, $202 represents the amount of net unrecognized tax benefits that, if recognized, would affect the Company’s effective income tax rate. There have been no significant changes to these amounts.

The Company’s continuing practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income tax expense. The Company had $13 accrued for interest at January 1, 2007.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various states and in foreign jurisdictions. With limited exception, the Company is no longer subject to U.S. federal, state and local income or non-U.S. income tax audits by taxing authorities for years through 1999.

In December 2006, the Company entered into an in-principle heads of agreement with the Australian Taxation Office. The heads of agreement specifies the terms of a proposed settlement of the outstanding audit issues relating to Normandy for the tax years 1994-1999. The issues relate to years before the Company acquired Normandy. At the date of the business combination, Normandy had recorded no income tax liability with respect to the tax positions taken in reporting certain transactions, therefore the Company’s initial best estimate of the income tax contingency relating to these issues was recorded as a tax liability at the date of acquisition, February 15, 2002, by increasing the purchase price of Normandy. At December 31, 2006, the long-term income tax liability balance relating to this proposed settlement was reclassified to current income taxes payable. The $276 (A$336) income tax liability was paid in the second quarter of 2007. On July 13, 2007, the Company received a closure letter from the Australian Tax Office stating that all audit issues for the tax years 1994-1999 are settled.

(7)	DISCONTINUED OPERATIONS

Discontinued operations include the Company’s Merchant Banking Segment, its 50% interest in the Zarafshan-Newmont Joint Venture, expropriated by the Uzbekistan government in August 2006, and the Holloway mine sold in November 2006.

During June 2007, Newmont’s Board of Directors approved a plan to cease Merchant Banking activities. Merchant Banking previously provided advisory services to assist in managing the Company’s portfolio of operating and property interests. Merchant Banking was also engaged in developing value optimization strategies for operating and non-operating assets, business development activities, merger and acquisition analysis and negotiations, monetizing inactive exploration properties, capitalizing on proprietary technology and know-how and acting as an internal resource for other corporate groups to improve and maximize business outcomes. As a result of the Board’s approval of management’s plan to cease Merchant Banking activities, the Company recorded a $1,665 non-cash charge to impair the goodwill associated with the Merchant Banking Segment in the three and six months ended June 30, 2007. The Company has decided to dispose of its royalty portfolio and a portion of its existing equity investments within the next twelve months and will not make further investments in equity securities that do not support its core mining business.

The Company has reclassified the balance sheet amounts and income statement results from the historical presentation to Assets and Liabilities of operations held for sale on the Condensed Consolidated Balance Sheets and to Income from discontinued operations in the Condensed Consolidated Statements of Income for all periods presented. The Condensed Consolidated Statements of Cash Flows have been reclassified for discontinued operations for all periods presented.

The following table details selected financial information included in Income from discontinued operations in the Condensed Consolidated Statements of Income:

	Three Months Ended March 31,
	2007	2006
Sales - gold, net	$—	$23
Income from operations	$50	$18
Income tax expense	(18)	(3)

Income from discontinued operations	$32	$15

The major classes of Assets and Liabilities of operations held for sale in the Condensed Consolidated Balance Sheets are as follows:

	At March 31, 2007	At December 31, 2006
Assets:
Accounts receivable	$10	$10
Property, plant and mine development	249	253
Deferred income tax assets	69	3
Goodwill	1,665	1,661

Total assets of operations held for sale	$1,993	$1,927

Liabilities:
Income and mining taxes	$74	$13
Deferred income tax liabilities	14	77
Other liabilities	4	5

Total liabilities of operations held for sale	$92	$95

(8)	SALES CONTRACTS, COMMODITY AND DERIVATIVE INSTRUMENTS

For the three months ended March 31, 2007 and 2006, losses of $2 and $24, respectively, were included in Other income, net for the ineffective portion of derivative instruments designated as cash flow hedges. The amount anticipated to be reclassified from Accumulated other comprehensive income to income for derivative instruments during the next 12 months is a gain of approximately $6. The maximum period over which hedged forecasted transactions are expected to occur is 4 years.

Newmont had the following derivative contracts outstanding at March 31, 2007:

	Expected Maturity Date			Fair Value
	2007	2008	Total/ Average	At March 31, 2007		At December 31, 2006
Copper Collar Contracts(1) ($ denominated):
Pounds (millions)	13	—	13	$(21	)(2)	$(149	)(3)
Average cap price	$1.43	$—	$1.43
Average floor price	$1.10	$—	$1.10
$/IDR Forward Purchase Contracts(1):
$ (millions)	$43	$3	$46	$2		$4
Average rate (IDR/$)	9,606	9,365	9,590

(1)	56.25% guaranteed by Newmont, 43.75% guaranteed by an affiliate of Sumitomo Corporation, delivered in the first quarter of 2007, awaiting final settlement.

(2)	The fair value does not include amounts payable ($20) on derivative contracts that were closed out in March 2007 with the net settlement due in April 2007.

(3)	The fair value does not include amounts payable ($24) on derivative contracts that were closed out in December 2006 with the net settlement due and paid in January 2007.

Provisional Copper and Gold Sales

The Company’s provisional copper and gold sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the copper concentrates at the forward London Metal Exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through earnings each period prior to final settlement.

At March 31, 2007 and 2006, Batu Hijau had the following gross revenues before treatment and refining charges subject to final price adjustments:

	At March 31,
	2007	2006
Gross revenue subject to final price adjustments
Copper	$386	$377
Gold	$33	$15

The average final price adjustments realized were as follows:

	Three Months Ended March 31,
	2007	2006
Average final price adjustments
Copper	(19)%	26%
Gold	2%	9%

Price-Capped Forward Sales Contracts

In 2001, Newmont entered into transactions that closed out certain call options. The options were replaced with a series of forward sales contracts requiring physical delivery of the same quantity of gold over slightly extended future periods. Under the terms of the contracts, Newmont will realize the lower of the spot price on the delivery date or the capped price, ranging from $381 to $392 per ounce. The initial fair value of the forward sales contracts was recorded as deferred revenue. At March 31, 2007, $47 remained in deferred revenue and will be included in revenue as delivery occurs. The forward sales contracts are accounted for as normal sales contracts under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment to SFAS No. 133.” The fair value of these contracts are not included on the Condensed Consolidated Balance Sheets.

Newmont had the following price-capped forward sales contracts outstanding at March 31, 2007:

	Scheduled Maturity Date or Transaction Date				Fair Value
	2008	2009	2011	Total/ Average	At March 31, 2007	At December 31, 2006
Ounces (thousands)	1,000	600	250	1,850	$(589)	$(534)
Average price	$384	$381	$392	$384

Interest Rate Swap Contracts

At March 31, 2007, Newmont had $100 fixed to floating swap contracts designated as a hedge against a portion of its $275 8 5/8% debentures expiring in 2011. Under the hedge contract terms, the Company receives fixed-rate interest payments at 8.625% and pays floating-rate interest amounts based on periodic London Interbank Offered Rate (“LIBOR”) settings plus a spread, ranging from 2.60% to 3.49%. For the three months ended March 31, 2007 and 2006, these transactions had an insignificant impact on interest expense. The fair value of the interest rate swaps was $(1) and $1 at March 31, 2007 and December 31, 2006, respectively.

(9)	INCOME PER COMMON SHARE

Basic income per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per common share is computed similarly to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

	Three Months Ended March 31,
	2007	2006
Numerator:
Income from continuing operations	$36	$194
Income from discontinued operations	32	15

Net income	$68	$209

Denominator:
Basic	451	448
Effect of employee stock-based awards	1	3

Diluted	452	451

Income per common share
Basic:
Income from continuing operations	$0.08	$0.44
Income from discontinued operations	0.07	0.03

Net income	$0.15	$0.47

Diluted:
Income from continuing operations	$0.08	$0.43
Income from discontinued operations	0.07	0.03

Net income	$0.15	$0.46

Options to purchase 2.2 million and 1.2 million shares of common stock at average exercise prices of $51.40 and $50.15 were outstanding at March 31, 2007 and 2006, respectively, but were not included in the computation of diluted weighted average number of common shares because their effect would have been anti-dilutive.

(10)	COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2007	2006
Net income	$68	$209
Other comprehensive income (loss), net of tax and minority interest:
Unrealized (loss) gain on marketable equity securities (Note 12)	(104)	191
Foreign currency translation adjustments	6	(1)
Change in pension and other benefit liabilities:
Net amount reclassified to income	2	—
Change in fair value of cash flow hedge instruments:
Net change from periodic revaluations	11	(113)
Net amount reclassified to income	(6)	78

Net unrecognized gain (loss) on derivatives	5	(35)

	(91)	155

Comprehensive (loss) income	$(23)	$364

(11)	ACQUISITIONS

In March 2006, Newmont acquired Newcrest Mining Limited’s 22.22% interest in the Boddington unincorporated joint venture, bringing its interest in the project to 66.67%, for cash consideration of $164.

In January 2006, Newmont acquired the remaining 15% interest in the Akyem project for cash consideration of $23, bringing its interest in the project to 100%.

(12)	INVESTMENTS

	At March 31, 2007
		Unrealized
	Cost/Equity Basis	Gain	Loss	Fair/Equity Value
Current:
Marketable Debt Securities:
Auction rate securities	$10	$—	$—	$10

Marketable Equity Securities:
Oxiana Ltd.	64	—	—	64
Other	10	38	—	48

	74	38	—	112

Other investments, at cost	8	—	—	8

	$92	$38	$—	$130

Long-term:
Marketable Equity Securities:
Canadian Oil Sands Trust	$266	$488	$—	$754
Gabriel Resources, Ltd.	97	77	—	174
Shore Gold, Inc.	90	21	—	111
Miramar Mining Corporation	27	60	—	87
Other	32	12	(1)	43

	512	658	(1)	1,169

Other investments, at cost	10	—	—	10

Investment in Affiliates:
European Gold Refineries	25	—	—	25
AGR Matthey Joint Venture	16	—	—	16
Regis Resources NL	10	—	—	10

	51	—	—	51

	$573	$658	$(1)	$1,230

	At December 31, 2006
		Unrealized
	Cost/Equity Basis	Gain	Loss	Fair/Equity Basis
Current:
Marketable Debt Securities:
Auction rate securities	$10	$—	$—	$10

Marketable Equity Securities:
Agincourt Resources	37	10	—	47
Other	10	33	—	43

	47	43	—	90

Other investments, at cost	9	—	—	9

	$66	$43	$—	$109

Long-term:
Marketable Equity Securities:
Canadian Oil Sands Trust	$265	$603	$—	$868
Gabriel Resources, Ltd.	69	104	—	173
Shore Gold, Inc.	90	—	—	90
Miramar Mining Corporation	28	57	—	85
Other	34	17	(4)	47

	486	781	(4)	1,263

Other investments, at cost	12	—	—	12

Investment in Affiliates:
European Gold Refineries	17	—	—	17
AGR Matthey Joint Venture	16	—	—	16
Regis Resources NL	11	—	—	11

	44	—	—	44

	$542	$781	$(4)	$1,319

During the first quarter of 2007, Newmont acquired an additional interest in Gabriel Resources for approximately $27, obtained Oxiana Ltd. shares following the acquisition of Agincourt Resources by Oxiana Ltd., recognizing a $27 gain, and recognized a $6 impairment of its investment in Queenstake Resources Ltd. for an other-than-temporary decline in value of marketable equity securities and warrants and are included in Income from discontinued operations. During the quarter, the unrealized value of the Company’s investments in marketable equity securities declined by $128, primarily related to a decline in the value of Canadian Oil Sands Trust.

(13)	INVENTORIES

	At March 31, 2007	At December 31, 2006
In-process	$60	$61
Concentrate	10	6
Precious metals	10	43
Materials, supplies and other	301	272

	$381	$382

During the first quarter of 2007, Newmont recorded aggregate write-downs of $2 included in Costs applicable to sales in Australia/New Zealand to reduce the carrying value of inventories to net realizable value.

(14)	STOCKPILES AND ORE ON LEACH PADS

	At March 31, 2007	At December 31, 2006
Current:
Stockpiles	$188	$216
Ore on leach pads	165	162

	$353	$378

Long-term:
Stockpiles	$524	$527
Ore on leach pads	281	285

	$805	$812

During the first quarter of 2007, Newmont recorded aggregate write-downs of $2 included in Costs applicable to sales in Australia/New Zealand to reduce the carrying value of stockpiles to net realizable value.

(15)	DEBT

	At March 31, 2007		At December 31, 2006
	Current	Non-Current	Current	Non-Current
Sale-leaseback of refractory ore treatment plant	$22	$213	$21	$235
5 7/8% notes, net of discount	—	597	—	597
8 5/8% debentures, net of discount	—	217	—	217
Newmont Australia 7 5/8% guaranteed notes, net of premium	—	120	—	120
PTNNT project financing facility	87	393	87	393
PTNNT shareholder loan	36	—	36	—
Yanacocha credit facility	14	86	10	90
Yanacocha bonds	—	100	—	100
Project financings, capital leases and other	5	—	5	—

	$164	$1,726	$159	$1,752

Scheduled minimum debt repayments at March 31, 2007 are $138 for the remainder of 2007, $243 in 2008, $125 in 2009, $133 in 2010, $322 in 2011 and $929 thereafter.

(16)	OTHER LIABILITIES

	At March 31, 2007	At December 31, 2006
Other current liabilities:
Accrued operating costs	$150	$156
Accrued capital expenditures	96	128
Reclamation and remediation liabilities	75	77
Interest	48	34
Royalties	23	39
Deferred revenue	23	9
Taxes other than income and mining	14	18
Other	42	54

	$471	$515

	At March 31, 2007	At December 31, 2006
Other long-term liabilities:
Income taxes	$143	$54
Deferred revenue from the sale of future production	47	47
Other	36	34

	$226	$135

(17)	RECLAMATION AND REMEDIATION LIABILITIES (ASSET RETIREMENT OBLIGATIONS)

At March 31, 2007 and December 31, 2006, $522 and $520, respectively, were accrued for reclamation obligations relating to mineral properties in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.” In addition, the Company is involved in several matters concerning environmental obligations associated with former, primarily historic, mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. At March 31, 2007 and December 31, 2006, $81 and $85, respectively, were accrued for such obligations. These amounts are also included in Reclamation and remediation liabilities.

The following is a reconciliation of the liability for asset retirement obligations:

	Three Months Ended March 31,
	2007	2006
Balance at beginning of period	$605	$508
Additions, changes in estimates and other	—	18
Liabilities settled	(12)	(12)
Accretion expense	10	7

Balance at end of period	$603	$521

The current portions of Reclamation and remediation liabilities of $75 and $77 at March 31, 2007 and December 31, 2006, respectively, are included in Other current liabilities.

(18)	NET CHANGE IN OPERATING ASSETS AND LIABILITIES

Net cash (used in) provided by operating activities attributable to the net change in operating assets and liabilities is composed of the following:

	Three Months Ended March 31,
	2007	2006
Decrease (increase) in operating assets:
Trade and accounts receivable	$2	$(44)
Inventories, stockpiles and ore on leach pads	9	(123)
Other assets	—	(11)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued liabilities	(337)	12
Reclamation liabilities	(12)	(12)

	$(338)	$(178)

(19)	SEGMENT INFORMATION

Financial information relating to Newmont’s segments is as follows:

	Three Months Ended March 31, 2007
	Nevada	Yanacocha	Australia/ New Zealand	Batu Hijau	Africa	Other Operations
Sales, net:
Gold	$361	$297	$216	$56	$81		$32
Copper	$—	$—	$—	$213	$—		$—
Cost applicable to sales:
Gold	$276	$141	$172	$28	$43		$16
Copper	$—	$—	$—	$128	$—		$—
Depreciation, depletion and amortization:
Gold	$55	$42	$35	$6	$10	`$	5
Copper	$—	$—	$—	$28	$—		$—
Other	$—	$—	$1	$—	$—		$—
Exploration	$—	$—	$—	$—	$—		$—
Advanced projects, research and development	$—	$2	$1	$—	$6		$—
Write-down of assets	$—	$—	$—	$—	$—		$—
Other income, net	$1	$6	$1	$4	$1		$—
Interest expense, net	$—	$1	$—	$10	$1		$—
Pre-tax income (loss) before minority interest and equity income of affiliates	$27	$112	$(1)	$72	$22		$24
Equity income of affiliates	$—	$—	$(1)	$—	$—		$—
Capital expenditures	$158	$56	$98	$7	$37		$3
Goodwill	$—	$—	$191	$—	$—		$—
Total assets from continuing operations	$2,742	$1,878	$1,600	$2,356	$1,008		$147

	Three Months Ended March 31, 2007
	Total Operations	Exploration	Corporate and Other	Consolidated
Sales, net:
Gold	$1,043	$—	$—	$1,043
Copper	$213	$—	$—	$213
Cost applicable to sales:
Gold	$676	$—	$—	$676
Copper	$128	$—	$—	$128
Depreciation, depletion and amortization:
Gold	$153	$—	$—	$153
Copper	$28	$—	$—	$28
Other	$1	$—	$6	$7
Exploration	$—	$40	$—	$40
Advanced projects, research and development	$9	$—	$7	$16
Write-down of assets	$—	$—	$—	$—
Other income, net	$13	$—	$(3)	$10
Interest expense, net	$12	$—	$12	$24
Pre-tax income (loss) before minority interest and equity income of affiliates	$256	$(40)	$(80)	$136
Equity income of affiliates	$(1)	$—	$1	$—
Capital expenditures	$359	$—	$3	$362
Goodwill	$191	$1,130	$—	$1,321
Total assets from continuing operations	$9,731	$1,298	$2,153	$13,182
Assets held for sale				1,993

Total assets				$15,175

	Three Months Ended March 31, 2006
	Nevada	Yanacocha	Australia/ New Zealand	Batu Hijau	Africa	Other Operations
Sales, net:
Gold	$288	$427	$187	$39	$—	$55
Copper	$—	$—	$—	$137	$—	$—
Cost applicable to sales:
Gold	$206	$124	$128	$15	$—	$21
Copper	$—	$—	$—	$65	$—	$—
Depreciation, depletion and amortization:
Gold	$36	$43	$26	$4	$—	$5
Copper	$—	$—	$—	$16	$—	$—
Other	$—	$—	$1	$—	$—	$—
Exploration	$—	$—	$—	$—	$—	$—
Advanced projects, research and development	$2	$1	$—	$—	$7	$—
Write-down of assets	$—	$—	$—	$—	$—	$—
Other income	$4	$4	$1	$(20)	$—	$2
Interest expense, net	$—	$—	$—	$11	$—	$—
Pre-tax income (loss) before minority interest and equity income of affiliates	$47	$259	$29	$46	$(7)	$7
Equity income of affiliates	$—	$—	$—	$—	$—	$—
Capital expenditures	$154	$56	$23	$63	$65	$2
Goodwill	$—	$—	$214	$—	$—	$—
Total assets from continuing operations	$2,102	$1,665	$1,207	$2,313	$737	$156

	Three Months Ended March 31, 2006
	Total Operations	Exploration	Corporate and Other	Consolidated
Sales, net:
Gold	$996	$—	$(1)	$995
Copper	$137	$—	$—	$137
Cost applicable to sales:
Gold	$494	$—	$—	$494
Copper	$65	$—	$—	$65
Depreciation, depletion and amortization:
Gold	$114	$—	$—	$114
Copper	$16	$—	$—	$16
Other	$1	$1	$3	$5
Exploration	$—	$33	$—	$33
Advanced projects, research and development	$10	$—	$5	$15
Write-down of assets	$—	$—	$—	$—
Other income	$(9)	$1	$14	$6
Interest expense, net	$11	$—	$9	$20
Pre-tax income (loss) before minority interest and equity income of affiliates	$381	$(33)	$(23)	$325
Capital expenditures	$363	$—	$3	$366
Goodwill	$214	$1,126	$—	$1,340
Total assets from continuing operations	$8,180	$1,152	$3,070	$12,402
Assets held for sale				2,023

Total assets				$14,425

(20) CONDENSED	CONSOLIDATING FINANCIAL STATEMENTS

Newmont USA, a 100% owned subsidiary of Newmont Mining Corporation, has fully and unconditionally guaranteed the 5 7/8% publicly traded notes. The following condensed consolidating financial statements are provided for Newmont USA, as guarantor, and for Newmont Mining Corporation, as issuer, as an alternative to providing separate financial statements for the guarantor. The accounts of Newmont Mining Corporation are presented using the equity method of accounting for investments in subsidiaries.

	Three Months Ended March 31, 2007
Condensed Consolidating Statement of Income	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Revenues
Sales - gold, net	$—	$759	$284	$—	$1,043
Sales - copper, net	—	213	—	—	213

	—	972	284	—	1,256

Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	—	470	210	(4)	676
Copper	—	128	—	—	128
Depreciation, depletion and amortization	—	145	43	—	188
Exploration	—	26	14	—	40
Advanced projects, research and development	—	8	8	—	16
General and administrative	—	31	1	5	37
Other	—	25	(3)	(1)	21

	—	833	273	—	1,106

Other income (expense)
Other income, net	2	18	(10)	—	10
Interest income - intercompany	31	25	1	(57)	—
Interest expense - intercompany	(2)	—	(55)	57	—
Interest expense, net	(9)	(12)	(3)	—	(24)

	22	31	(67)	—	(14)

Income (loss) from continuing operations before taxes, minority interest and equity income of affiliates	22	170	(56)	—	136
Income tax (expense) benefit	(7)	(38)	1	—	(44)
Minority interest in income of subsidiaries	—	(55)	(4)	3	(56)
Equity income (loss) of affiliates	52	—	16	(68)	—

Income (loss) from continuing operations	67	77	(43)	(65)	36
Income (loss) from discontinued operations	1	(7)	38	—	32

Net income (loss)	$68	$70	$(5)	$(65)	$68

	Three Months Ended March 31, 2006
Condensed Consolidating Statement of Income	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Revenues
Sales - gold, net	$—	$818	$177	$—	$995
Sales - copper, net	—	137	—	—	137

	—	955	177	—	1,132

Costs and expenses
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)
Gold	—	373	123	(2)	494
Copper	—	65	—	—	65
Depreciation, depletion and amortization	—	109	26	—	135
Exploration	—	25	8	—	33
Advanced projects, research and development	—	8	7	—	15
General and administrative	—	34	2	1	37
Other	—	12	2	—	14

	—	626	168	(1)	793

Other income (expense)
Other income (expense), net	2	(1)	5	—	6
Interest income - intercompany	29	13	—	(42)	—
Interest expense - intercompany	(2)	—	(40)	42	—
Interest expense, net	(6)	(12)	(2)	—	(20)

	23	—	(37)	—	(14)

Income from continuing operations before taxes, minority interest and equity income of affiliates	23	329	(28)	1	325
Income tax (expense) benefit	(3)	(79)	50	—	(32)
Minority interest in income of subsidiaries	—	(99)	(11)	11	(99)
Equity income (loss) of affiliates	189	1	33	(223)	—

Income (loss) from continuing operations	209	152	44	(211)	194
Income (loss) from discontinued operations	—	(1)	16	—	15

Net income (loss)	$209	$151	$60	$(211)	$209

	At March 31, 2007
Condensed Consolidating Balance Sheets	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Assets
Cash and cash equivalents	$—	$645	$141	$—	$786
Marketable securities and other short-term investments	1	13	116	—	130
Trade receivables	—	272	3	—	275
Accounts receivable	1,793	687	509	(2,857)	132
Inventories	—	316	65	—	381
Stockpiles and ore on leach pads	—	300	53	—	353
Deferred income tax assets	—	90	59	—	149
Other current assets	1	49	29	—	79

Current assets	1,795	2,372	975	(2,857)	2,285
Property, plant and mine development, net	—	4,796	2,007	(16)	6,787
Investments	—	—	1,230	—	1,230
Investments in subsidiaries	6,133	—	4,935	(11,068)	—
Long-term stockpiles and ore on leach pads	—	758	47	—	805
Deferred income tax assets	(6)	461	114	—	569
Other long-term assets	1,788	1,233	85	(2,921)	185
Goodwill	—	—	1,321	—	1,321
Assets of operations held for sale	—	61	1,932	—	1,993

Total assets	$9,710	$9,681	$12,646	$(16,862)	$15,175

Liabilities
Current portion of long-term debt	$—	$159	$5	$—	$164
Accounts payable	90	2,182	876	(2,857)	291
Employee related benefits	—	128	33	—	161
Derivative instruments	—	41	—	—	41
Income and mining taxes	—	—	260	—	260
Other current liabilities	13	234	225	(1)	471

Current liabilities	103	2,744	1,399	(2,858)	1,388
Long-term debt	597	1,009	120	—	1,726
Reclamation and remediation liabilities	—	392	136	—	528
Deferred income tax liabilities	53	184	293	25	555
Employee-related benefits	1	281	28	—	310
Other long-term liabilities	260	156	2,892	(3,082)	226
Liabilities of operations held for sale	—	74	18	—	92

Total liabilities	1,014	4,840	4,886	(5,915)	4,825

Minority interest in subsidiaries	—	1,171	376	(384)	1,163

Stockholders’ equity
Preferred stock	—	—	61	(61)	—
Common stock	680	—	—	—	680
Additional paid-in capital	6,235	2,219	5,142	(6,870)	6,726
Accumulated other comprehensive income (loss)	582	(53)	410	(357)	582
Retained earnings	1,199	1,504	1,771	(3,275)	1,199

Total stockholders’ equity	8,696	3,670	7,384	(10,563)	9,187

Total liabilities and stockholders’ equity	$9,710	$9,681	$12,646	$(16,862)	$15,175

	At December 31, 2006
Condensed Consolidating Balance Sheets	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Assets
Cash and cash equivalents	$—	$1,040	$126	$—	$1,166
Marketable securities and other short-term investments	1	28	80	—	109
Trade receivables	—	139	3	—	142
Accounts receivable	1,817	587	636	(2,834)	206
Inventories	—	296	86	—	382
Stockpiles and ore on leach pads	—	339	39	—	378
Deferred income tax assets	—	100	56	—	156
Other current assets	—	66	27	—	93

Current assets	1,818	2,595	1,053	(2,834)	2,632
Property, plant and mine development, net	—	4,740	1,870	(16)	6,594
Investments	—	281	1,038	—	1,319
Investments in subsidiaries	6,256	111	4,347	(10,714)	—
Long-term stockpiles and ore on leach pads	—	756	56	—	812
Deferred income tax assets	43	482	271	—	796
Other long-term assets	1,749	1,104	198	(2,873)	178
Goodwill	—	—	1,343	—	1,343
Assets of operations held for sale	—	—	1,927	—	1,927

Total assets	$9,866	$10,069	$12,103	$(16,437)	$15,601

Liabilities
Current portion of long-term debt	$—	$154	$5	$—	$159
Accounts payable	47	2,376	750	(2,833)	340
Employee related benefits	—	147	35	—	182
Derivative instruments	—	173	1	—	174
Income and mining taxes	85	(54)	326	—	357
Other current liabilities	9	360	147	(1)	515

Current liabilities	141	3,156	1,264	(2,834)	1,727
Long-term debt	597	1,035	120	—	1,752
Reclamation and remediation liabilities	—	408	120	—	528
Deferred income tax liabilities	53	187	361	25	626
Employee-related benefits	1	283	25	—	309
Other long-term liabilities	258	145	2,752	(3,020)	135
Liabilities of operations held for sale	—	—	95	—	95

Total liabilities	1,050	5,214	4,731	(5,829)	5,166

Minority interest in subsidiaries	—	1,140	343	(385)	1,098

Stockholders’ equity
Preferred stock	—	—	61	(61)	—
Common stock	677	—	—	—	677
Additional paid-in capital	6,182	2,219	5,167	(6,865)	6,703
Accumulated other comprehensive income (loss)	673	19	427	(446)	673
Retained earnings	1,284	1,477	1,374	(2,851)	1,284

Total stockholders’ equity	8,816	3,715	7,029	(10,223)	9,337

Total liabilities and stockholders’ equity	$9,866	$10,069	$12,103	$(16,437)	$15,601

	Three Months Ended March 31, 2007
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$68	$70	$(5)	$(65)	$68
Adjustments to reconcile net income to net cash provided by operating activities	(3)	228	9	65	299
Net change in operating assets and liabilities	(39)	(280)	(19)	—	(338)

Net cash (used in) provided from continuing operating activities	26	18	(15)	—	29
Net cash provided from discontinued operations	—	1	28	—	29

Net cash (used in) provided from operations	26	19	13	—	58
Investing activities:
Additions to property, plant and mine development	—	(228)	(134)	—	(362)
Investments in marketable debt securities	—	(124)	—	—	(124)
Proceeds from sale of marketable debt securities	—	124	—	—	124
Other	—	2	(1)	—	1

Net cash provided from (used in) investing activities of continuing operations	—	(226)	(135)	—	(361)
Net cash used in investing activities of discontinued operations	—	—	(29)	—	(29)

Net cash used in investing activities	—	(226)	(164)	—	(390)

Financing activities:
Net borrowings (repayments)	5	(186)	160	—	(21)
Dividends paid to common stockholders	(43)	—	(2)	—	(45)
Dividends paid to minority interests	—	(1)	—	—	(1)
Proceeds from stock issuance and other	9	—	—	—	9
Change in restricted cash and other	3	(1)	6	—	8

Net cash (used in) provided from financing activities	(26)	(188)	164	—	(50)

Effect of exchange rate changes on cash	—	—	2	—	2

Net change in cash and cash equivalents	—	(395)	15	—	(380)
Cash and cash equivalents at beginning of period	—	1,040	126	—	1,166

Cash and cash equivalents at end of period	$—	$645	$141	$—	$786

	Three Months Ended March 31, 2006
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$209	$151	$60	$(211)	$209
Adjustments to reconcile net income to net cash provided by operating activities	(195)	224	(59)	211	181
Net change in operating assets and liabilities	(16)	(185)	23	—	(178)

Net cash (used in) provided from continuing operating activities	(2)	190	24	—	212
Net cash provided from discontinued operations	—	3	20	—	23

Net cash (used in) provided from operations	(2)	193	44	—	235

Investing activities:
Additions to property, plant and mine development	—	(279)	(87)	—	(366)
Investments in marketable debt securities	—	(671)	—	—	(671)
Proceeds from sale of marketable debt securities	—	968	—	—	968
Acquisitions	—	—	(187)	—	(187)
Other	—	2	—	—	2

Net cash provided from (used in) investing activities of continuing operations	—	20	(274)	—	(254)
Net cash used in investing activities of discontinued operations	—	(3)	—	—	(3)

Net cash provided from (used in) investing activities	—	17	(274)	—	(257)

Financing activities:
Net borrowings (repayments)	1	(261)	240	—	(20)
Dividends paid to common stockholders	(42)	—	(3)	—	(45)
Dividends paid to minority interests	—	(45)	—	—	(45)
Proceeds from stock issuance	38	—	—	—	38
Change in restricted cash and other	5	(13)	—	—	(8)

Net cash provided from (used in) financing activities	2	(319)	237	—	(80)

Effect of exchange rate changes on cash	—	2	(3)	—	(1)

Net change in cash and cash equivalents	—	(107)	4	—	(103)
Cash and cash equivalents at beginning of period	1	979	102	—	1,082

Cash and cash equivalents at end of period	$1	$872	$106	$—	$979

(21)	COMMITMENTS AND CONTINGENCIES

General

The Company follows FAS No. 5, “Accounting for Contingencies,” in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable (greater than a 75% probability) that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Operating Segments

The Company’s operating segments are identified in Note 19. Except as noted in this paragraph, all of the Company’s commitments and contingencies specifically described in this Note 21 relate to the Corporate and Other reportable segment. The Nevada Operations matters under Newmont USA Limited relate to the Nevada reportable segment. The PT Newmont Minahasa Raya matters relate to the Other Operations reportable segment. The Yanacocha matters relate to the Yanacocha reportable segment. The Newmont Yandal Operations Pty Limited and the Newmont Australia Limited matters relate to the Australia/New Zealand reportable segment.

Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Estimated future reclamation costs are based principally on legal and regulatory requirements. At March 31, 2007 and December 31, 2006, $522 and $520, respectively, were accrued for reclamation costs relating to mineral properties in accordance with FAS No. 143, “Accounting for Asset Retirement Obligations.” See Note 17.

In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company’s best estimate of its liability for these matters, $81 and $85 were accrued for such obligations at March 31, 2007 and December 31, 2006, respectively. These amounts are included in Other current liabilities and Reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 93% greater or 28% lower than the amount accrued at March 31, 2007. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are recorded in Other expense, net in the period estimates are revised.

Details about certain of the more significant matters involved are discussed below.

Dawn Mining Company LLC (“Dawn”) - 51% Newmont Owned

Midnite Mine Site. Dawn previously leased an open pit uranium mine, currently inactive, on the Spokane Indian Reservation in the State of Washington. The mine site is subject to regulation by agencies of the U.S. Department of Interior (the Bureau of Indian Affairs and the Bureau of Land Management), as well as the United States Environmental Protection Agency (“EPA”).

In 1991, Dawn’s mining lease at the mine was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior commenced an analysis of Dawn’s proposed plan and alternate closure and reclamation plans for the mine. Work on this analysis has been suspended indefinitely. In mid-2000, the mine was included on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). In March 2003, the EPA notified Dawn and Newmont that it had thus far expended $12 on the Remedial Investigation/Feasibility Study under CERCLA (“RI/FS”). In October 2005, the EPA issued the RI/FS on this property in which it indicated a preferred remedy estimated to cost approximately $150. Newmont and Dawn filed comments on the RI/FS with the EPA in January 2006. On October 3, 2006, the EPA issued a final Record of Decision in which it formally selected the preferred remedy identified in the RI/FS.

On January 28, 2005, the EPA filed a lawsuit against Dawn and Newmont under CERCLA in the U.S. District Court for the Eastern District of Washington. The EPA has asserted that Dawn and Newmont are liable for reclamation or remediation work and costs at the mine. Dawn does not have sufficient funds to pay for the reclamation plan it proposed or for any alternate plan, or for any additional remediation work or costs at the mine. Newmont intends to vigorously contest any claims as to its liability.

Newmont cannot reasonably predict the likelihood or outcome of this lawsuit or any other action against Dawn or Newmont arising from this matter.

Dawn Mill Site. Dawn also owns a uranium mill site facility, located on private land near Ford, Washington, which is subject to state and federal regulation. In late 1999, Dawn sought and later received state approval for a revised closure plan that expedites the reclamation process at the site. The currently approved plan for the site is guaranteed by Newmont.

Idarado Mining Company (“Idarado”) - 80.1% Newmont Owned

In July 1992, Newmont and Idarado signed a consent decree with the State of Colorado (“State”), which was agreed to by the U.S. District Court of Colorado, to settle a lawsuit brought by the State under CERCLA.

Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. Remediation work at this property is substantially complete. If the remediation does not achieve specific performance objectives defined in the consent decree, the State may require Idarado to implement supplemental activities at the site, also as defined in the consent decree. Idarado and Newmont obtained a $6 reclamation bond to secure their potential obligations under the consent decree. In addition, Idarado settled natural resources damages and past and future response costs, and agreed to habitat enhancement work under the consent decree. All of this work is substantially complete.

Newmont Capital Limited - 100% Newmont Owned

In February 1999, the EPA placed the Lava Cap mine site in Nevada County, California on the National Priorities List under CERCLA. The EPA then initiated a RI/FS under CERCLA to determine environmental conditions and remediation options at the site.

Newmont Capital, formerly known as Franco-Nevada Mining Corporation, Inc., owned the property for approximately three years from 1984 to 1986 but never mined or conducted exploration at the site. The EPA asserts that Newmont Capital is responsible for clean up costs incurred at the site. Newmont Capital and the EPA have entered into an agreement tolling the statute of limitations until December 31, 2007 to facilitate on-going settlement negotiations with respect to potential claims under CERCLA. Based on Newmont Capital’s limited involvement at Lava Cap, it does not believe it has any liability for environmental conditions at the site, and intends to vigorously defend any formal claims by the EPA. Newmont cannot reasonably predict the likelihood or outcome of any future action arising from this matter.

Newmont USA Limited - 100% Newmont Owned

Pinal Creek. Newmont is a defendant in a lawsuit brought on November 5, 1991 in U.S. District Court in Arizona by the Pinal Creek Group, alleging that the company and others are responsible for some portion of costs incurred to address groundwater contamination emanating from copper mining operations located in the area of Globe and Miami, Arizona. Two former subsidiaries of Newmont, Pinto Valley Copper Corporation and Magma Copper Company (now known as BHP Copper Inc.), owned some of the mines in the area between 1983 and 1987. The court has dismissed plaintiffs’ claims seeking to hold Newmont liable for the acts or omissions of its former subsidiaries. Based on information presently available, Newmont believes it has strong defenses to plaintiffs’ remaining claims, including, without limitation, that Newmont’s agents did not participate in any pollution causing activities; that Newmont’s liabilities, if any, were contractually transferred to one of the plaintiffs; that portions of plaintiffs’ claimed damages are not recoverable; and that Newmont’s equitable share of liability, if any, would be immaterial. While Newmont has denied liability and is vigorously defending these claims, we cannot reasonably predict the final outcome of this lawsuit.

Grass Valley. On February 3, 2004, the City of Grass Valley, California brought suit against Newmont under CERCLA in the U.S. District Court for the Northern District of California. This matter involves an abandoned mine adit on property previously owned by a predecessor of Newmont and currently owned by the City of Grass Valley. The complaint alleges that the adit is discharging metals-bearing water into a stream on the property, in concentrations in excess of current EPA drinking water standards. Newmont cannot reasonably predict the likely outcome of this matter.

Gray Eagle Mine Site. By letter dated September 3, 2002, the EPA notified Newmont that the EPA had expended $3 in response costs to address environmental conditions associated with a historic tailings pile located at the Grey Eagle Mine site near Happy Camp, California, and requested that Newmont pay those costs. The EPA has identified four potentially responsible parties, including Newmont. Newmont does not believe it has any liability for environmental conditions at the Grey Eagle Mine site, and intends to vigorously defend any formal claims by the EPA. Newmont cannot reasonably predict the likelihood or outcome of any future action against it arising from this matter.

PT Newmont Minahasa Raya (“PTNMR”) - 80% Newmont Owned

In July 2004, a criminal complaint was filed against PTNMR, the Newmont subsidiary that operated the Minahasa mine in Indonesia, alleging environmental pollution relating to submarine tailings placement into nearby Buyat Bay. The Indonesian police detained five PTNMR employees during September and October of 2004. The police investigation and the detention of PTNMR’s employees was declared illegal by the South Jakarta District Court in December 2004, but in March 2005, the Indonesian Supreme Court upheld the legality of the police investigation, and the police turned their evidence over to the local prosecutor. In July 2005, the prosecutor filed an indictment against PTNMR and its President Director, alleging environmental pollution at Buyat Bay. After the court rejected motions to dismiss the proceeding, the trial proceeded and all evidence, including that of the defense, was presented in court as of September 2006. In November 2006 the prosecution filed its charge, seeking a three-year jail sentence for PTNMR’s President Director plus a nominal fine. In addition, the prosecution has recommended a nominal fine against PTNMR. The defense filed responses in January 2007, and final briefing was completed in March 2007. On April 24, 2007, the court entered its verdict acquitting PTNMR and its President Director of all charges.

On March 9, 2005, the Indonesian Ministry of the Environment filed a civil lawsuit against PTNMR and its President Director in relation to these allegations, seeking in excess of $100 in monetary damages. In October 2005, PTNMR filed an objection to the court’s jurisdiction, contending that the Government previously agreed to resolve any disputes through out-of-court conciliation or arbitration. The Court upheld PTNMR’s objection and dismissed the case in November 2005. The Government filed a notice of appeal of this ruling. On February 16, 2006, PTNMR and the Government of the Republic of Indonesia signed an agreement settling the civil lawsuit. Under the terms of the agreement, the Government and PTNMR will nominate members to an independent scientific panel that will develop and implement a ten-year environmental monitoring and assessment program to make a definitive, scientific conclusion regarding the condition of Buyat Bay. PTNMR is required to fund specific remedial measures if, as a result of its mining operations, pollution has occurred. The agreement also provides for enhanced community development programs in North Sulawesi. PTNMR provided initial funding of $12 to cover the cost of the monitoring and community development programs paid in the first quarter of 2007 and which was included in Other current liabilities at December 31, 2006. Over a ten-year period, PTNMR will contribute an additional $18. The present value of $13 is included in Other long-term liabilities at December 31, 2006. The funds will be managed by an organization governed by interested stakeholders. Accountability for the fund will be ensured through yearly reports that will be made available to the public. The transparency of the scientific panel’s activities will also be assured through annual reports to the public. Pursuant to the agreement, the civil lawsuit against PTNMR has been terminated. The scientific panel held its first meeting in February 2007 and has now commenced its work program.

Independent sampling and testing of Buyat Bay water and fish, as well as area residents, conducted by the World Health Organization and the Australian Commonwealth Scientific and Industrial Research Organization, confirm that PTNMR has not polluted the Buyat Bay environment, and, therefore, has not adversely affected the fish in Buyat Bay or the health of nearby residents. The Company remains steadfast that it has not caused pollution or health problems and will continue to vigorously defend itself against these allegations.

Resurrection Mining Company (“Resurrection”) - 100% Newmont Owned

Newmont, Resurrection and other defendants were named in lawsuits filed by the State of Colorado under CERCLA in 1983, which were subsequently consolidated with a lawsuit filed by EPA in 1986. These proceedings sought to compel the defendants to remediate the impacts of pre-existing, historic mining activities near Leadville, Colorado, which date back to the mid-1800s, and which the government agencies claim were causing substantial environmental problems in the area.

In 1988 and 1989, the EPA issued administrative orders with respect to one area on the site and the defendants have collectively implemented those orders by constructing a water treatment plant, which was placed in operation in early 1992. Remaining remedial work for this area consists of water treatment plant operation and continuing environmental monitoring and maintenance activities. Newmont and Resurrection are currently responsible for 50% of these costs, but their share of such costs could increase in the event other defendants become unable to pay their share of such costs. On August 9, 2005, ASARCO LLC, the party responsible for the other 50% of these costs, filed for Chapter 11 bankruptcy in the United States Bankruptcy Court for the Southern District of Texas. The company is evaluating the effect that the ASARCO bankruptcy could have on its obligations.

The parties also have entered into a consent decree with respect to the remaining areas at the site, which apportions liabilities and responsibilities for these areas. The EPA has approved remedial actions for selected components of Resurrection’s portion of the site, which were initiated in 1995. The EPA has not yet selected the final remedy for the site. Accordingly, Newmont cannot yet determine the full extent or cost of its share of the remedial action that will be required. The government agencies may also seek to recover for damages to natural resources. In March 1999, the parties entered into a Memorandum of Understanding (“MOU”) to facilitate the settlement of natural resources damages claims under CERCLA for the upper Arkansas River Basin. In January 2004, an MOU report was issued that evaluated the extent of natural resource damages and possible restoration activities that might be required, which Resurrection and other parties could potentially be required to fund.

Other Legal Matters

Minera Yanacocha S.R.L. (“Yanacocha”) - 51.35% Newmont Owned

Choropampa. In June 2000, a transport contractor of Yanacocha spilled approximately 151 kilograms of elemental mercury near the town of Choropampa, Peru, which is located 53 miles (85 kilometers) southwest of the Yanacocha mine. Elemental mercury is not used in Yanacocha’s operations but is a by-product of gold mining and was sold to a Lima firm for use in medical instruments and industrial applications. A comprehensive health and environmental remediation program was undertaken by Yanacocha in response to the incident. In August 2000, Yanacocha paid under protest a fine of 1,740,000 Peruvian soles (approximately $0.5) to the Peruvian government. Yanacocha has entered into settlement agreements with a number of individuals impacted by the incident. As compensation for the disruption and inconvenience caused by the incident Yanacocha entered into agreements with and provided a variety of public works in the three communities impacted by this incident. Yanacocha cannot predict the likelihood of additional expenditures related to this matter.

Yanacocha, various wholly-owned subsidiaries of Newmont, and other defendants have been named in lawsuits filed by approximately 1,100 Peruvian citizens in Denver District Court for the State of Colorado. These actions seek compensatory damages based on claims associated with the elemental mercury spill incident. In February 2005, Yanacocha and the various Newmont defendants answered the complaint in the Denver District Court. The parties in these cases have agreed to submit these matters to binding arbitration.

Additional lawsuits relating to the Choropampa incident were filed against Yanacocha in the local courts of Cajamarca, Peru, in May 2002 by over 900 Peruvian citizens. A significant number of the plaintiffs in these lawsuits entered into settlement agreements with Yanacocha prior to filing such claims. In September 2006, the Peruvian Supreme Court issued contradictory opinions on the validity of these settlement agreements. Subsequent lower court decisions have upheld the validity of these settlement agreements, discharging a number of the lawsuits. In 2005, Yanacocha entered into settlement agreements with approximately 350 additional plaintiffs.

Neither Newmont nor Yanacocha can reasonably predict the final outcome of any of the above-described lawsuits.

Conga. Yanacocha is involved in a dispute with the Provincial Municipality of Celendin regarding the authority of that governmental body to regulate the development of the Conga project. In the fourth quarter of 2004, the Municipality of Celendin enacted an ordinance declaring the area around Conga to be a mining-free reserve and naturally protected area. Yanacocha has challenged this ordinance on the grounds that, under Peruvian law, local governments lack authority to create such areas and deny the rights granted by Yanacocha’s mining concessions. Based on legal precedent established by Peru’s Constitutional Tribunal, it is reasonable to believe that Yanacocha’s mining rights will be upheld.

Yanacocha has carefully evaluated the social issues and dynamics of the communities in and around the area of Conga. Yanacocha has engaged in extensive community and external affairs efforts at this early stage of the Conga project. It is Yanacocha’s current assessment that a significant percentage of the population in the communities immediately surrounding the Conga area support the project. Yanacocha will continue to engage actively with these communities during the process of permitting the project, and will expand its outreach efforts to communities in the surrounding region. It will continually monitor and evaluate conditions in the area and any resulting impact on Yanacocha’s ability to successfully permit and develop the Conga project.

Newmont Mining Corporation

On June 8, 2005, UFCW Local 880 – Retail Food Employers Joint Pension Fund filed a putative class action in the federal district court in Colorado purportedly on behalf of purchasers of Newmont Mining Corporation (“Newmont”) publicly traded securities between July 28, 2004 and April 26, 2005. The action named Newmont, Wayne W. Murdy, Pierre Lassonde and Bruce D. Hansen as defendants. Substantially similar purported class actions were filed in the same court on June 15, 2005 by John S. Chapman and on June 20, 2005 by Zoe Myerson. In November 2005, the court consolidated these cases and, in March 2006, appointed a lead plaintiff. In April 2006, the lead plaintiff filed a consolidated amended complaint naming David Francisco, Russell Ball, Thomas Enos and Robert Gallagher as additional defendants. It alleged, among other things, that Newmont and the individual defendants violated certain antifraud provisions of the federal securities laws by failing to disclose alleged operating deficiencies and sought unspecified monetary damages and other relief. On October 20, 2006, the lead plaintiff, on behalf of a settlement class consisting of all purchasers of Newmont securities from November 1, 2003, through and including March 23, 2006 (except defendants and certain related persons), entered into a Stipulation of Settlement with defendants. If approved by the Court, the

Settlement (a) would release all claims asserted, or that could have been asserted, in the action; (b) would provide for a payment by Newmont of $15 to be distributed to class members pursuant to a plan of allocation developed by the lead plaintiff; and (c) would provide that all defendants deny any wrongdoing or liability with respect to the settled matters. The parties have moved for preliminary approval of the settlement, but the court has not ruled on the motion. Gideon Minerals, U.S.A., Inc. (“Gideon”) has sought to intervene to bring a claim alleging that Gideon has an interest in the Batu Hijau operation in Indonesia; the court has denied that motion. Gideon subsequently filed a substantially similar motion and moved for default judgment; the court has also denied this motion and has required Gideon to show cause as to why it should not be sanctioned in relation to its filings.

On June 14, 2005, June 30, 2005 and July 1, 2005, purported derivative actions were filed, on behalf of Newmont, by Doris Staehr, Frank J. Donio and Jack G. Blaz, respectively, in the federal district court in Colorado against certain of Newmont’s current and former directors and officers. Each action alleged that certain defendants breached their fiduciary duties by engaging in insider trading and misappropriation of information, and that all defendants breached their fiduciary duties and engaged in conduct that constituted abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment in connection with, among other things, failing to disclose alleged operating deficiencies and failing to prevent alleged violations of environmental laws in Indonesia. The plaintiffs seek, on behalf of Newmont, among other remedies, all damages sustained by the Company as a result of the allegedly improper conduct. In November 2005, the court consolidated these cases and in December 2005 the court appointed a lead plaintiff. On April 10, 2006, the lead plaintiff filed a consolidated amended complaint. This action has been administratively closed without prejudice to any party filing a motion to reopen prior to June 19, 2007. The defendants deny the claims made and, should the case be re-opened, intend to vigorously defend against them. The Company cannot reasonably predict the final outcome of these cases. In a related development, on January 13, 2006, a purported Newmont shareholder sent to the Board of Directors a letter demanding the Company take action against the defendants in the purported derivative actions with respect to the matters alleged in the derivative complaints. The Board has taken the demand under consideration. Counsel for plaintiffs in the derivative actions, counsel for the demanding shareholder and the Company have agreed to settle the action and related disputes on the basis of certain revisions to the Company’s corporate governance arrangements, and an attorneys’ fee to be paid by the Company. This settlement is subject to court approval.

Newmont Yandal Operations Pty Ltd (“NYOL”) - 100% Newmont Owned

On September 3, 2003, J. Aron & Co. commenced proceedings in the Supreme Court of New South Wales (Australia) against NYOL, its subsidiaries and the administrator in relation to the completed voluntary administration of the NYOL group. J. Aron & Co., an NYOL creditor, initially sought injunctive relief that was denied by the court on September 8, 2003. On October 30, 2003, J. Aron & Co. filed a statement of claim alleging various deficiencies in the implementation of the voluntary administration process and seeking damages and other relief against NYOL and other parties. Newmont cannot reasonably predict the final outcome of this lawsuit.

Zarafshan-Newmont Joint Venture - 50% Newmont Owned

In June 2006, an economic court in Uzbekistan ruled in favor of tax authorities and against the Zarafshan-Newmont Joint Venture (“ZNJV”), which is 50% owned by the Company, on two claims to collect approximately $48 in taxes other than income taxes. The tax authorities argued that Decree 151, which protected ZNJV from changes in tax laws and provided other financial and operational benefits, became ineffective and that the taxes and penalties claimed were owed for the period 2002-2005. Decree 151 had been granted by the Republic of Uzbekistan in 1992 as an incentive for the Company’s investment in ZNJV. The benefits it provided, including the stability of the tax and legal regime in effect at that time, were guaranteed to remain in effect for so long as ZNJV had ongoing operations.

On July 26, 2006, the Republic of Uzbekistan caused the seizure of gold, silver and unfinished product belonging to ZNJV. On August 14, 2006, the Company received notice that the economic court had accepted the petition of an agency of the Republic of Uzbekistan to institute a bankruptcy proceeding against ZNJV. Neither ZNJV nor the Company received advance notice that the petition was filed or that a hearing would be held. The court ordered “supervisory measures” restricting normal operations, including the export of gold or repayment of loans, without the approval of a court-appointed temporary administrator, who has been overseeing all operations of ZNJV.

At a September 19, 2006 meeting of the ZNJV creditor’s committee, which was principally composed of government representatives, the committee voted to liquidate ZNJV. On September 29, 2006, the economic court concluded that ZNJV was insolvent and ordered ZNJV to be liquidated by December 29, 2006. At this hearing, representatives of ZNJV and the Company were denied an opportunity to present the case against liquidation. The remaining assets of ZNJV are anticipated to be liquidated to pay the tax liabilities that have been imposed on ZNJV by the Republic of Uzbekistan, resulting in the effective transfer to the Republic of Uzbekistan of the Company’s interest in ZNJV. The liquidation sale has been postponed three times, and is now scheduled for May 2007. Despite the Company’s demands for compensation for the losses it has suffered, the Republic of Uzbekistan has refused to provide such compensation. On October 31, 2006, the Company filed demands for arbitration against the Republic of Uzbekistan in two separate international venues on the basis that the Republic of Uzbekistan repudiated its obligations to the Company under Decree 151, Uzbek and international law, and various agreements. The Uzbekistan parties to the joint venture agreement are also named as defendants in one of these proceedings. The Company and the defendants have appointed the arbitrators for both proceedings. At September 30, 2006, the Company wrote off the book value of its ownership interest in ZNJV. The ultimate outcome of this matter cannot be determined at this time.

Other Commitments and Contingencies

Tax contingencies are provided for under FIN 48. See Notes 2 and 6.

In a 1993 asset exchange, a wholly-owned subsidiary transferred a coal lease under which the subsidiary had collected advance royalty payments totaling $484. From 1994 to 2018, remaining advance payments under the lease to the transferee total $390. In the event of title failure as stated in the lease, this subsidiary has a primary obligation to refund previously collected payments and has a secondary obligation to refund any of the $390 collected by the transferee, if the transferee fails to meet its refund obligation. The subsidiary has title insurance on the leased coal deposits of $240 covering the secondary obligation. The Company and the subsidiary regard the circumstances entitling the lessee to a refund as remote.

The Company has minimum royalty obligations on one of its producing mines in Nevada for the life of the mine. Amounts paid as a minimum royalty (where production royalties are less than the minimum obligation) in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in a particular year, the Company expects that over the mine life, gold production will be sufficient to meet the minimum royalty requirements. Minimum royalty payments payable are $8 for 2007, $13 for 2008, $2 in 2009 and 2010, $18 in 2011 and $98 thereafter.

As part of its ongoing business and operations, the Company and its affiliates are required to provide surety bonds, bank letters of credit and bank guarantees as financial support for various purposes, including environmental reclamation, exploration permitting, workers compensation programs and other general corporate purposes. At March 31, 2007 and December 31, 2006, there were $475 and $445, respectively, of outstanding letters of credit, surety bonds and bank guarantees. The surety bonds, letters of credit and bank guarantees reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure. Generally, bonding requirements associated with environmental regulation are becoming more restrictive. In addition, the surety markets for certain types of environmental bonding used by the Company have become increasingly constrained. The Company, however, believes it is in compliance with all applicable bonding obligations and will be able to satisfy future bonding requirements, through existing or alternative means, as they arise.

Under the Batu Hijau Contract of Work with the Indonesian government, beginning in 2005, and continuing through 2010, a portion of each foreign shareholders’ equity interest in the project must be offered for sale to the Indonesian government or to Indonesian nationals. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares of the project company would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest in the project company as a going concern. Pursuant to this provision of the Batu Hijau Contract of Work, it is possible that the ownership interest of the Newmont/Sumitomo partnership in Batu Hijau could be reduced to 49% by the end of 2010.

A company owned by an Indonesian national currently owns a 20% equity interest in Batu Hijau, and the Newmont/Sumitomo partnership was required to offer a 3% interest in 2006. An offer to sell a 3% interest was made to the government of Indonesia. While the central government declined to participate, local governments in the area in which the mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. The Newmont/Sumitomo partnership continues discussions with various interested parties to meet its divestiture obligations. Under the terms of the Contract of Work, an additional 7% interest in Batu Hijau was offered for sale in March 2007 to the government of Indonesia.

Newmont is from time to time involved in various legal proceedings related to its business. Except in the above-described proceedings, management does not believe that adverse decisions in any pending or threatened proceeding or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.

(22)	SUPPLEMENTARY DATA

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for the three months ended March 31, 2007 was 4.5. The ratio of earnings to fixed charges represents income from continuing operations before income tax expense, minority interest and equity income of affiliates, divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. Interest expense does not include interest on income tax liabilities. The computation of the ratio of earnings to fixed charges can be found in Exhibit 12.1.

(23)	SUBSEQUENT EVENTS

Revolving Credit Facility

Effective April 24, 2007, the Company renegotiated the terms of its uncollateralized $1,250 revolving credit facility, increasing the facility amount to $2,000 and extending the maturity date to April 2012.

Buyat Bay

On April 24, 2007, an Indonesian court ruled that PTNMR and its President Director Richard Ness were innocent of all criminal charges of pollution and regulatory violations. The court further found that the Company was in compliance with all regulations and permits during its eight years of operations from 1996 to 2004.